UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Rare Element Resources Ltd.
(Exact name of registrant as specified in its charter)
British Columbia, Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
325 Howe Street, #410, Vancouver, British Columbia, Canada	V6C 1Z7
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	NYSE Amex LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:	(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

Share Capital

The description of the common shares (the “Common Shares”) of Rare Element Resources Ltd. (the “Company”) set forth in Item 10.B. under the heading “Additional Information – Memorandum and Articles of Association – Common Shares” in the Company’s Registration Statement on Form 20-F filed with the Securities and Exchange Commission on November 17, 2009, as amended on December 22, 2009 and January 14, 2010 (the “Registration Statement”) is hereby incorporated by reference in response to this item.

Restrictions on Share Ownership and Voting by Non-Canadians

There are no limitations under the laws of British Columbia, the laws of Canada or in the Articles on the rights of foreigners to hold or vote Common Shares, except that the Investment Canada Act (Canada) (the “Investment Act”) may require review and approval by the Minister of Industry (Canada) of certain acquisitions of “control” of the Company by a “non-Canadian”.  The following discussion summarizes the material features of the Investment Act, in its present form, for a non-resident of Canada who proposes to acquire Common Shares.

The Investment Act regulates the acquisition of control of a Canadian business by a “non-Canadian” as defined under the Investment Act.  With respect to the Company, an acquisition of control is considered to be the acquisition of the majority of the Common Shares.  However, if a non-Canadian acquires more than one-third of the voting shares of the Company, but less than a majority, there is a presumed acquisition of control unless it can be established that the Company is not controlled in fact by the acquirer.  All acquisitions of control of a Canadian business are “notifiable” (which requires that a notification form be submitted to Investment Canada within thirty days after the implementation of the investment) unless the investment is reviewable.  If the investment is reviewable, the investment may not be implemented until the Minister of Industry (Canada) is, or has been deemed to be, satisfied that the investment is likely to be of net benefit to Canada.

Where either the acquirer is, or the Company is presently controlled by, a “WTO investor” (as that term is defined in the Investment Act), a direct acquisition of control of the Company will only be reviewable if the value of the Company’s assets, as shown on its audited financial statements for the most recently completed fiscal year, is equal to or greater than CAD$299 million..  This amount varies each year based on the rate of growth in Canadian gross domestic product.  Direct acquisitions of control for non-WTO investors are reviewable if the value of the assets of the Company, as calculated above, is equal to or greater than CAD$5 million.  The CAD$5 million threshold for review also applies with respect to the acquisition of control of any Canadian business that provides any financial services or transportation services, is a cultural business, or is engaged in the production of uranium and owns an interest in a producing uranium property in Canada.

Indirect acquisitions of control (acquisitions of control of an entity which in turn controls the Company) are not reviewable under the Investment Act if the acquirer is a WTO investor or if the Company is controlled by a WTO investor.  For non-WTO investors an indirect acquisition will be reviewable if the value of the Company’s assets is CAD $50 million or more.  However, the CAD $5 million threshold will apply if the asset value of the Canadian business being acquired exceeds 50% of the asset value of the global transaction.

Certain types of transactions are exempt from application of the Investment Act including acquisitions of control of the Company:

(a)

by the acquisition of voting shares or the voting interests by any person in the ordinary course of  that person’s business as a trader or dealer in securities;

(b)

in connection with the realization of security granted for a loan or other financial assistance and  not for any purpose related to the Investment Act;

(c)

for facilitating its financing and not for any purpose related to the Investment Act on the condition that the acquirer divest control within two years after control was acquired; or

(d)

by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate or indirect control in fact of the Company through the ownership of voting interests remains unchanged.

Exchange Controls

Canada has no system of exchange controls.  There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors.  There are no laws in Canada or exchange restrictions affecting the remittance of dividends, profits, interest, royalties or other payments to non-resident holders of Common Shares, except as described under “Taxation”.

Taxation

The description set forth in Item 10.E. under the heading “Taxation” in the Registration Statement is hereby incorporated by reference in response to this item.

Item 2.  Exhibits.

Not Applicable

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 16, 2010

RARE ELEMENT RESOURCES LTD.

By:  /s/ ”Winnie Wong”

           Winnie Wong

           Corporate Secretary